Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Completes Sale of its Waterworks Business Unit to Clayton, Dubilier & Rice

ATLANTA — August 1, 2017 — HD Supply Holdings, Inc. (NASDAQ: HDS) today announced it has completed the previously announced sale of its Waterworks business unit, the nation’s largest distributor of water, sewer, storm and fire protection products, to funds managed by Clayton, Dubilier & Rice. Goldman Sachs & Co, LLC served as financial advisor and King & Spalding served as legal counsel to HD Supply on the transaction.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations and specialty construction sectors. Through approximately 260 locations across 36 states and six Canadian provinces, the company’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

About Clayton, Dubilier & Rice

Founded in 1978, Clayton, Dubilier & Rice is a private investment firm. Since inception, CD&R has managed the investment of more than $24 billion in 74 companies representing a broad range of industries with an aggregate transaction value of more than $100 billion. The firm has offices in New York and London. For more information, visit www.cdr-inc.com.

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